UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  June 17, 2010

NovaMed, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-26625	36-4116193
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

333 West Wacker Drive, Suite 1010, Chicago, Illinois	60606
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (312) 664-4100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 – Financial Information

Item 2.05 – Costs Associated with Exit or Disposal Activities

On June 17, 2010, the Board of Directors of NovaMed, Inc. (the “Company”) approved the sale of its MDnetSolutions business.  The Company acquired this business in August 2008 for approximately $2.1 million.  MDnetSolutions is a call center and marketing solutions company serving primarily the bariatric market.  MDnetSolutions represents approximately one and one-half percent of the Company’s total net revenue, and generated after-tax losses of approximately $740,000, or $0.03 per fully diluted share, for the twelve months ended December 31, 2009 and $177,000, or $0.01 per fully diluted share, for the three months ended March 31, 2010.

The Board determined that MDnetSolutions has been more negatively impacted than the Company’s other businesses by the challenging economic environment experienced since its acquisition.  The Board determined that the prospects for this business to become profitable were not sufficient to justify further investment and support of this business.  For this reason, the Board determined to sell MDnetSolutions.

On June 18, 2010, a wholly owned subsidiary of the Company sold substantially all of the assets of the MDnetSolutions business to an entity wholly owned by Richard Rosenzweig and Elizabeth Sisney.  The Company purchased the MDnetSolutions business from Mr. Rosenzweig in August 2008.  As a result of this sale, the Company will avoid further losses associated with this business.

In connection with this sale, the Company expects to record an after-tax loss of approximately $1.5 million in the second quarter of 2010, which represents the difference between the net book value of this business and the estimated sales price less transaction costs.  For the purpose of this calculation, future potential earn-out payments to the Company from the buyers of up to $1.0 million are not considered due to the uncertainty of collection.  All future earn-out payments received by the Company, if any, will be recorded as income from discontinued operations in the period received by the Company.  The Company expects to incur certain transaction costs associated with the sale of this Business, including, without limitation, deal fees and employee severance costs.  The Company estimates that these costs will not exceed $200,000.

The results of this business, and the expected after-tax loss generated by the sale, will be reported in discontinued operations beginning in the second quarter of 2010.  Prior period results of the Company will be restated to move the results of this business from continuing operations to discontinued operations.

Item 2.06      Material Impairments

The information discussed above in Item 2.05 is hereby incorporated by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NovaMed, Inc.

Dated: June 21, 2010	By:	/s/ Scott T. Macomber
Scott T. Macomber
Executive Vice President and Chief Financial Officer